Exhibit 10.12

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Double asterisks denote omissions.

August 6, 2013

Office of Technology Transfer

California Institute of Technology

1200 East California Boulevard (MC 210-85)

Pasadena, California 91125

Cerulean Pharma Inc.

840 Memorial Drive

Cambridge, Massachusetts 02139

Ladies/Gentlemen:

Reference is made to the License Agreement between California Institute of Technology (“Caltech”) and Calando Pharmaceuticals, Inc. (formerly known as Insert Therapeutics, Inc.) (“Calando”) dated May 22, 2000, as amended on December 10, 2001, January 13, 2003, June 19, 2009 and August 5, 2013 and pursuant to the Side Letter (as defined below) (the “License Agreement”) and to the letter agreement between and among Caltech, Calando and Cerulean Pharma Inc. (“Cerulean”) dated June 11, 2009 (the “Side Letter”). Capitalized terms used herein and not otherwise defined herein shall have the meanings given such terms in the License Agreement.

On June 23, 2009, Calando and Cerulean entered into a Platform Agreement (as amended, the “Platform Agreement”) and an IT-101 Agreement (as amended, the “IT-101 Agreement” and, collectively with the Platform Agreement, the “Transaction Agreements”) pursuant to which Calando granted Cerulean a combination of an assignment of, and a world-wide license, including the right to grant further sublicenses, to, Calando’s interest in all patent rights and know-how pertaining to its cyclodextrin-based polymer drug delivery systems (the “Cyclodextrin System”) in order for Cerulean to (a) conduct research and development on the Cyclodextrin System, including making improvements thereto, for the purpose of making, using and selling Products for the Therapeutic Field and (b) research, develop, make, have made, use, market, offer to sell, distribute, sell and import Products for the Therapeutic Field.

Calando’s interest granted to Cerulean includes Calando’s interest in the Caltech Technology. Products (or “Licensed Products” as defined in the Platform Agreement) are defined to include pharmaceutical compositions containing therapeutic agents conjugated or complexed to the Cyclodextrin System and specifically include Calando’s clinical asset IT-101 (the “Licensed Product” as defined in the IT-101 Agreement). Products exclude pharmaceutical compositions containing cytolysin, tubulysin, certain second generation epothilones and nucleic acids as the therapeutic agents. Therapeutic Field (or the “Field” as defined in each of the Transaction Agreements) means the use of Products to treat and/or prevent disease in humans.

For purposes of clarity, a current list of the Licensed Patent Rights, which are solely owned by Caltech, is attached hereto as Exhibit A, a current list of the Improvements, which are jointly owned by Caltech and Calando, is attached hereto as Exhibit B, and a current list of the patent rights solely owned by Calando (now assigned to Cerulean) and included in the “Licensed Patent Rights” (as defined in each of the Transaction Agreements) is attached hereto as Exhibit C. Pursuant to the Transaction Agreements, Calando’s exclusive interest in the Licensed Patent Rights and Improvements and Calando’s non-exclusive interest in the Technology are (a) exclusively sublicensed to Cerulean in order to research and develop the Cyclodextrin System, and make improvements thereto, for the purpose of making, using and selling Products for the Therapeutic Field and (b) exclusively sublicensed to Cerulean for purposes of researching, developing, making, having made, using, marketing, offering to sell, distributing, selling and importing Products for the Therapeutic Field. Certain patent rights solely owned by Calando were assigned to Cerulean. In connection with the Transaction Agreements, Calando, Caltech and Cerulean entered into the Side Letter.

Calando wishes to terminate its rights and obligations under the License Agreement, and Calando, Caltech and Cerulean wish to clarify certain rights and obligations with respect to the License Agreement and the Side Letter and have agreed to certain modifications and/or clarifications pertaining to the License Agreement and the Side Letter, and Calando and Cerulean wish to clarify certain rights and obligations with respect to the Transaction Agreements and have agreed to certain modifications and/or clarifications pertaining to the Transaction Agreements, in each case as follows:

1. Notwithstanding Section 11.3 of the License Agreement, effective as of the date hereof, the License Agreement is deemed terminated in its entirety with respect to Calando’s rights and obligations thereunder. For clarity, (a) such termination does not release Calando or Caltech from any liability which, as of the date hereof, has already accrued to the other party pursuant to the License Agreement or which is attributable to a period prior to such termination, nor preclude either such party from pursuing any rights and remedies it may have under the License Agreement or at law or in equity which accrued or are based upon any event occurring prior to such termination, (b) such termination does not release Calando from any liability which, as of the date hereof, has already accrued to Cerulean pursuant to any of the Transaction Agreements or the Side Letter with respect to the License Agreement or which is attributable to a period prior to such termination, nor preclude Cerulean from pursuing any rights and remedies it may have under the Transaction Agreements or the Side Letter or at law or in equity which accrued or are based upon any event occurring prior to such termination, (c) notwithstanding such termination, the Caltech Sole Patent Rights and Caltech Joint Patent Rights (each as defined in each of the Transaction Agreements) remain “Licensed Patent Rights” for purposes of each of the Transaction Agreements, (d) the Caltech Sole Patent Rights (as defined in each of the Transaction Agreements) include, without limitation, the patent rights set forth on Exhibit A attached hereto, (e) the Caltech Joint Patent Rights (as defined in each of the Transaction Agreements) include, without limitation, the patent rights set forth on Exhibit B attached hereto, and (f) the Licensed Patent Rights (as defined in each of the Transaction Agreements) include, without limitation, the patent rights set forth on Exhibit C attached hereto. Caltech has invoiced Calando thirty thousand dollars ($30,000.00) for outstanding minimum annual royalties due under Section 3.7 of the License Agreement, a copy of each of which is attached to the Fourth Amendment as Exhibit A (“Outstanding Royalties”). Calando shall pay such amounts on or before the later of (a) [**] business days after the date on such invoices or (b) [**], and in no event shall Cerulean be liable for any such amounts. Caltech acknowledges and expressly represents that upon Calando’s payment of the Outstanding Royalties to Caltech in accordance with the foregoing, no additional annual minimum royalties shall be sought by Caltech under Section 3.7 of the License Agreement from Calando. Caltech also expressly agrees not to seek from Calando reimbursement under Article 10 of the License Agreement for any annuities, fees, expenses or patent costs of any kind incurred after August 6, 2013. Caltech represents to Cerulean that Calando does not owe any amounts to Caltech under Article 10 of the License Agreement for any annuities, fees, expenses or patent costs of any kind incurred on or before August 6, 2013. Effective as of the date hereof, Caltech hereby agrees to directly honor the exclusive license, including the right to grant further sublicenses, granted by Calando to Cerulean to practice the Licensed Patents Rights and the Improvements and to use the Technology in connection with Products in the Therapeutic Field, with the following additional understandings of Calando, Caltech and Cerulean.

2. Cerulean shall pay to Caltech, to the extent that any such amounts first become due after the date hereof, (a) the annual minimum royalties due Caltech pursuant to Section 3.7 of the License Agreement, and (b) the patent costs due Caltech pursuant to Sections 10.1 and 10.4 of the License Agreement; provided that if there are one or more other licensees of the Caltech Technology, the annual minimum royalties and patent costs due Caltech shall be shared equally among the licensees of the Caltech Technology. To the extent that Cerulean makes any such payments to Caltech, Cerulean shall be entitled to deduct the full amount of such payments from any milestones or royalties due Calando under the Transaction Agreements. Cerulean agrees to promptly provide Calando with a quarterly accounting of any such payments.

3. Calando shall promptly notify Caltech and Cerulean in writing once it has satisfied the Licensee Financial Obligations in full. Following the earlier of (i) receipt of such notice, or (ii) the first anniversary of the first commercial sale of a Licensed Product by Cerulean under the Transaction Agreements (the “Royalty Payment Trigger Date”), Cerulean shall pay (y) to Caltech the amounts that Calando would have been obligated to pay to Caltech under the terms of Section 3.13 of the License Agreement in respect of the net sales of Products by Cerulean following receipt of such notice and (z) to Calando [**] percent ([**]%) of the earned royalties due to Calando in accordance with the relevant Transaction Agreement in respect of the Net Sales of Products following receipt of such notice. Until the Royalty Payment Trigger Date, (a) Cerulean shall have no obligation to make such payments to Caltech, and Cerulean instead will pay Calando the full amount of the earned royalties due to Calando in accordance with the relevant Transaction Agreement in respect of the Net Sales of Products prior to receipt of such notice, and (b) Calando shall have the sole responsibility to pay to Caltech the amounts that Calando would have been obligated to pay to Caltech under the terms of Section 3.13 of the License Agreement in respect of the net sales of Products by Cerulean prior to receipt of such notice. Following the occurrence of clause (ii) in the Royalty Payment Trigger Date, even if Calando has not notified Caltech and Cerulean in writing that Calando has satisfied the Licensee Financial Obligations in full, Cerulean shall pay the amounts described in clause (y) above directly to Caltech with no written notification from Calando required and shall only be obligated to pay Calando the amounts described in clause (z) above. For clarity, the terms of this Section 3 hereby amend any contradictory terms in Section 5, and any related provisions, of each of the Transaction Agreements. For the sake of clarity, nothing in this letter agreement requires Calando to discharge and/or satisfy the Licensee Financial Obligations as a prerequisite to receiving any payments due to Calando set forth in the Transaction Agreements.

4. The provisions of Section 10.4 of the License Agreement shall apply with respect to the prosecution and maintenance of the Licensed Patent Rights and Improvements by Caltech with the following additional understandings of Calando, Caltech and Cerulean.

(a) Any patent costs incurred by Caltech in connection with the prosecution and maintenance of the Licensed Patent Rights and Improvements prior to the date hereof, to the extent not paid by Calando, shall be paid by Cerulean upon written notice thereof from Caltech, and Cerulean shall be entitled to deduct the full amount of such payments from any milestones or royalties due Calando under the Transaction Agreements. Cerulean agrees to promptly provide Calando with a quarterly accounting of any such payments.

(b) Effective as of the date hereof, Caltech hereby agrees that Cerulean shall have the direct right to review and comment upon and approve any and all patent filings and all actions undertaken in the prosecution and maintenance of the Licensed Patent Rights and Improvements. Further, in the event that Caltech determines not to prepare, file, prosecute or maintain any patent application or patent within the Licensed Patent Rights or Improvements, Caltech shall promptly notify Cerulean, and thereupon, Cerulean shall have the right, at its own expense, to prepare, file, prosecute and maintain any such patent application or patent within the Licensed Patent Rights or Improvements.

5. The following terms and conditions will apply with respect to the enforcement of the Licensed Patent Rights and Improvements in connection with Products in the Therapeutic Field:

(a) Cerulean, acting directly or through an affiliate or sublicensee, shall have, for a period of [**] days from the notice of an infringement of the Licensed Patent Rights and/or Improvements, the first right to institute an action or suit against the infringing third party in accordance with the following:

(i)	The action or suit shall be brought in the name of Cerulean and Cerulean shall bear the entire cost of such action or suit. Cerulean shall promptly provide

Caltech and, with respect to the Improvements, Calando, with copies of all litigation pleadings and other documents submitted to the court.

(ii)	With respect to any consideration received by Cerulean in connection with such action or suit, Cerulean shall first be entitled to deduct its litigation expenses and legal fees (including any incurred as part of an indemnification of Caltech and/or Calando). Thereafter, (x) to the extent that the remaining recovery represents lost profits, such remaining recovery shall be retained by Cerulean, with (A) Calando entitled to receive an amount equal to [**] percent ([**]%) of the royalties that would have been due Calando under the relevant Transaction Agreement on sales of Products lost by Cerulean as a result of the infringement and (B) Caltech entitled to receive an amount equal to [**] percent ([**]%) of the royalties that would have been due Calando on sales of Products lost by Cerulean as a result of the infringement and (y) to the extent that the remaining recovery represents punitive or other damages, Cerulean shall be entitled to [**]% of such remaining recovery and Caltech shall be entitled to [**]% of such remaining recovery. For clarity, the terms of this clause (ii) hereby amend any contradictory terms in Section 7.3(d)(i), and any related provisions, of each of the Transaction Agreements with respect to the Licensed Patent Rights, Improvements and Technology. For the sake of clarity, there shall be no double recovery by Calando or Caltech pursuant to Section 3 of this letter agreement and this Section 5(a)(ii).

(iii)	If it shall be necessary for Cerulean to join Caltech and/or Calando as a party to an action or suit because Caltech and/or Calando constitutes a legally indispensable party, Cerulean shall have the right to so join Caltech and/or Calando, provided that Cerulean indemnifies Caltech and/or Calando for all outside costs and expenses thereby incurred by Caltech and/or Calando.

(b) If within [**] days after notification of an infringement of the Licensed Patent Rights or Improvements pursuant to clause (a) above, Cerulean has not been successful in persuading the alleged infringer to desist and is not diligently pursuing an infringement action or suit, or has notified Caltech and, with respect to the Improvements, Calando of its intent not to bring action or suit against the alleged infringer, then Caltech may institute an action or suit against such third party, and, with respect to the Improvements, if Caltech has not, within [**] months thereafter, either (x) caused the infringement to terminate or (y) initiated a legal action against such third party, Calando may, upon notice to Caltech, initiate an action against such third party, subject to the following:

(i)	Prior to taking any action, Caltech and Calando shall confer with Cerulean and give due consideration to Cerulean’s reasons for not pursuing such alleged infringer.

(ii)

The action or suit shall be brought in the name of Caltech and, if applicable, Calando, and Caltech and/or Calando, as applicable, shall bear the entire cost of such action or suit. Caltech and, if applicable, Calando shall promptly provide Cerulean with copies of all litigation pleadings and other documents submitted to the court.

(iii)	With respect to any consideration received by Caltech and, if applicable, Calando in connection with such action or suit, Caltech and, if applicable, Calando shall first be entitled to deduct its litigation expenses and legal fees (including any incurred as part of an indemnification of Cerulean). In the case where the Product has not been licensed by Cerulean to a third party, [**]% of the remaining recovery shall go the party bringing the action and [**]% of the remaining recovery shall go to Cerulean. In the case where the Product has been licensed by Cerulean to a third party, the remaining recovery shall be split equally between the party bringing the action or suit and Cerulean and/or the licensee of Cerulean.

(iv)	If it shall be necessary for Caltech and, if applicable, Calando to join Cerulean as a party to an action or suit because Cerulean constitutes a legally indispensable party, Caltech and, if applicable, Calando shall have the right to so join Cerulean, provided that Caltech and, if applicable, Calando indemnifies Cerulean for all outside costs and expenses thereby incurred by Cerulean.

(v)	For clarity, the terms of this clause (b) hereby amend any contradictory terms in Section 7.3(d)(ii), and any related provisions, of each of the Transaction Agreements with respect to the Licensed Patent Rights and Improvements.

(c) In the event that a declaratory judgment action alleging invalidity, unenforceability or non-infringement of the Licensed Patent Rights or Improvements is brought against Cerulean, Caltech and/or Calando, Cerulean, at its option, shall have the right, within [**] days of the commencement of such action, to take over the sole defense of the action at its own expense and with the provisions of clause (a)(iii) above applying. If Cerulean does not exercise this right (i) with respect to the Licensed Patent Rights, Caltech may take over the defense of the action, at Caltech’s sole expense; or (ii) with respect to the Improvements, Calando may take over the defense of the action, at Calando’s sole expense.

(d) If any action or suit is brought involving the enforcement or defense of the Licensed Patent Rights or Improvements, the other parties agree, at the request and expense of the party initiating such action or suit, to reasonably cooperate and to make available relevant records, papers, information, samples, specimens and the like.

(e) No settlement or consent judgment or other voluntary final disposition of an enforcement or defense action or suit (i) initiated by Cerulean or Caltech with respect to the Licensed Patent Rights may be entered into without the consent of Caltech or Cerulean, respectively, which consent will not be unreasonably withheld, or (ii) initiated by a party with respect to the Improvements may be entered into without the consent of the other parties, which consent will not be unreasonably withheld; provided that, in any case Cerulean shall, in its sole discretion, have the right to determine whether to grant and/or on what basis to grant a sublicense of the Licensed Patent Rights or Improvements to an infringer of the Licensed Patent Rights or Improvements for future use of the Licensed Patent Rights or Improvements in connection with Products in the Therapeutic Field.

6. The letter sent by Calando to Caltech dated June 4, 2013 purporting to terminate Calando’s rights and obligations under the License Agreement is and has been officially rescinded and is, and has been, of no force and effect.

7. Cerulean shall have the right to terminate its rights and obligations under the Transaction Agreements and under this letter agreement (and, for clarity, the Side Letter) with respect to any Technology, Licensed Patent Right or Improvement either in its entirety or as to any jurisdiction or as to any part of the Technology, Licensed Patent Rights or Improvements upon sixty (60) days written notice to Caltech and Calando.

8. As between Cerulean and Calando, any information with respect to any Licensed Patent Right, Improvement or Technology shall be considered Confidential Information (as defined in each of the Transaction Agreements) of Cerulean, with Cerulean being considered the Disclosing Party (as defined in each of the Transaction Agreements) and Calando being considered the Receiving Party (as defined in each of the Transaction Agreements), and Calando may not rely on the provisions of Sections 8.2(a) or 8.2(b) of either of the Transaction Agreements with respect to such information.

9. Section 12.2(a) of each of the Transaction Agreements is hereby amended to read as follows: “If the Breaching Party fails to cure such breach within [**] days after the Breaching Party’s receipt of such notice, then the Non-Breaching Party may seek money damages from the Breaching Party with respect to such breach, which shall be the Non-Breaching Party’s sole remedy, except as provided in Sections 5.7, 8.5, 10, 12.2(b) or 12.2(c).”

10. Each party shall have the right to directly enforce the terms and conditions of this letter agreement against either or both of the other parties, as appropriate. Further, the terms and conditions of this letter agreement shall be assignable by Cerulean, and shall apply, to a person who acquires all or substantially all of the business of Cerulean by merger, sale of assets or otherwise. A breach of this letter agreement by Calando shall be deemed a breach of each of the Transaction Agreements.

11. Except as amended by this letter agreement, the Side Letter shall remain in full force and effect. After the date hereof, every reference in the Transaction Agreements to the “Caltech Side Letter” shall mean the Caltech Side Letter as amended by this letter agreement. Except as amended by this letter agreement (whether such amendment is explicit or implicit), the Transaction Agreements shall remain in full force and effect. After the date hereof, every reference in each of the Transaction Agreements to the “Agreement” or to the other Transaction Agreement shall mean such Transaction Agreement as amended by this letter agreement.

[Remainder of Page Intentionally Left Blank]

In order to evidence your acceptance of the foregoing, please countersign this letter where indicated below.

Very truly yours,

/s/ Christopher Anzalone

Christopher Anzalone,

President

California Institute of Technology (which, for clarity, is not a party to the Transaction Agreements)

By:	/s/ illegible

Cerulean Pharma Inc.

By:	/s/ Jean M. Silveri
Jean M. Silveri, Esq., Senior Vice President, General Counsel

EXHIBIT A

Licensed Patent Rights

Client Matter Number	Sub Case	Application Number	Status	Filing Date	Patent Number	Issue Date	Application Title	Inventors	Assignee

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of seven pages were omitted. [**]

Exhibit B

Improvements

Client Matter Number	Sub Case	Application Number	Status	Filing Date	Patent Number	Issue Date	Application Title	Inventors	Assignee

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of five pages were omitted. [**]

Exhibit C

Patent rights solely owned by Calando (now assigned to Cerulean)

Client Matter Number	Sub Case	Application Number	Status	Filing Date	Patent Number	Issue Date	Application Title	Inventors	Assignee

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of thirteen pages were omitted. [**]